EXHIBIT 99.3

FOR IMMEDIATE RELEASE

May 7, 2004	Contact: Robin Schoen 215-504-2122

Ramp Announces Susan Boucher Will Serve As

LifeRamp Senior Vice President For Advocacy And Public Relations

Boucher Brings 20+ Years of Experience with the American Cancer Society

         New York, NY - Ramp Corporation [AMEX:RCO] today announced that Susan Boucher will serve as Senior Vice President for Advocacy and Public Relations for LifeRamp Family Financial, Inc. ("LifeRamp").  LifeRamp, a wholly-owned subsidiary of Ramp Corporation, intends to provide financial assistance, to a large subset of individuals with cancer and their families, by letting them establish lines of credit against the face value of their qualifying life insurance policies, at reasonable rates.

Boucher is a registered nurse and cancer survivor with more than 35 years of experience in working with the public.  Her professional experience includes critical care nursing, public health and cancer care.  As LifeRamp Senior Vice President for Advocacy and Public Relations, Boucher will serve as liaison between LifeRamp, and the medical and patient communities.

"As a nurse, a survivor, and an advocate, I understand the value that LifeRamp can bring to people's lives," stated Boucher. "Unfortunately, the medical community immediately associates insurance-based assistance and patients with viaticals or similar forms of assistance equated with the terminally ill. By comparison, LifeRamp, intends to provide lines of credit against the face value of a qualifying life insurance policy that require no monthly payments or repayment during the lifetime of the insured.  I am confident that the LifeRamp solution can make an enormous difference in the lives of cancer patients and their families," Boucher concluded.

"We are gratified to have someone of Susan^s caliber and expertise joining us at LifeRamp," said Andrew Brown, Ramp CEO and President.  "Susan brings invaluable personal experience and commitment to the effort of educating the medical community, and those with cancer, about the benefits of LifeRamp's LivingChoiceSM program.  At LifeRamp, we believe that our LifeRamp LivingChoice program is a long-overdue financial solution for people living with cancer and their families," concluded Brown.

Boucher has been affiliated with the American Cancer Society - Texas Division for the past two decades.  Since 2001, she has been Associate VP for Research and Leadership Giving.  Earlier, she was Executive Director for the Dallas Metro Market (1995-2001).  She served as Medical Affairs Director in North Texas from 1984 to 1995.  In 1977, Boucher staffed the City of Baltimore's Mayor's Committee on Cancer, chaired by the dean of the Johns Hopkins School of Public Health.   Based on the Committee's efforts, she wrote and subsequently directed a Baltimore program on cancer control.

Boucher is a member of the board of directors of the Texas Partnership for End of Life Care and a founding member of the board of directors of Gilda's Club of North Texas.  She continues to serve the American Cancer Society - Texas Division in a volunteer capacity.  She has completed coursework in negotiation skills and management, and is a graduate of Lucy Webb Hayes School of Nursing of American University in Washington, DC.

Ramp Corporation is the parent company of HealthRamp, Inc. and OnRamp, formerly known as our Frontline division.  HealthRamp's CarePoint™ and CareGiver™ products enable communication of high value-added healthcare information among healthcare providers and a wide range of medical services providers and product vendors.  OnRamp provides a state of the art telecommunications center that enables 24/7 communications between a medical practice and its patients.  Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

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         Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base,  the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statements.